Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Strong First Quarter 2014 Results

Offset by Special Items as Portfolio Transformation Accelerates

1Q 2014 Financial Highlights

•	Net loss of $178 million, or $0.16 per share; excluding special items, net income of $98 million, or $0.09 per share

•	Revenue of $5.5 billion as realized aluminum prices fell 8 percent year-over-year

•	Record first quarter Engineered Products and Solutions after-tax operating income, up 9 percent year-over-year

•	Global Rolled Products profitability nearly tripled sequentially

•	Upstream segments improved performance for 10th consecutive quarter

•	Best quarterly Alumina after-tax operating income since 2011, up 59 percent year-over-year

•	Cash on hand of $665 million

•	Debt-to-capital ratio 35.0 percent; net debt-to-capital ratio 33.0 percent

•	Global end market growth remains solid

1Q 2014 Portfolio Transformation Highlights

•	Commissioned $300 million automotive expansion in Davenport, Iowa

•	Investing to double Dura-Bright® wheel production in Hungary

•	Investing $40 million in high-value specialty packaging facility in Brazil

•	Australian can sheet rolling mills to be permanently closed by year-end

•	Reduced operating smelting capacity by 1.2 million metric tons, or 28 percent, since 2007, once announced upstream actions executed

New York, April 8, 2014 – Alcoa (NYSE:AA) today reported strong quarterly results offset by special items tied to restructuring as the Company’s transformation accelerates.

In first quarter 2014, Alcoa reported a net loss of $178 million, or $0.16 per share, which includes $276 million in special items largely tied to smelter and rolling mill capacity reductions. Excluding the impact of special items, net income was $98 million, or $0.09 per share. Alcoa’s value-add businesses drove 76 percent of segment profits in first quarter 2014, with record first quarter results in Engineered Products and Solutions and a near three-fold sequential increase in profitability in Global Rolled Products. Alumina reported the best quarterly after-tax operating income (ATOI) since 2011 and the combined upstream segments have improved operating performance for the 10th consecutive quarter.

“We hit record downstream profitability, nearly tripled results in the midstream, and strengthened our upstream business for the 10th quarter in a row,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “Our transformation is accelerating – we’re powering growth in our value-add businesses and aggressively reshaping our commodity business.”

First quarter 2014 revenues were $5.5 billion, down 2 percent sequentially on lower Primary Metals third-party shipments. Capacity reductions in Primary Metals combined with an 8 percent decline in year-over-year realized aluminum prices caused revenues to fall 6 percent from the first quarter last year. The Company’s value-add businesses drove 58 percent of Alcoa’s first quarter revenues.

Sequentially, first quarter 2014 results compare to a net loss of $2.3 billion, or $2.19 per share, in fourth quarter 2013. Excluding special items, first quarter 2014 results compare to net income of $40 million, or $0.04 per share, in the sequential period.

Year-over-year, first quarter 2014 results compare to net income of $149 million, or $0.13 per share, in first quarter 2013. Excluding special items, first quarter 2014 net income compares to $121 million, or $0.11 per share, in the year-ago period when realized aluminum prices per metric ton were $193 higher.

Continued Growth Across End Markets

Alcoa is increasing its 2014 global aerospace growth expectation by one percentage point (8 percent to 9 percent, previously 7 percent to 8 percent), on strong demand for both large commercial aircraft and regional jets and continued growth in the business jet market. The Company also continues to project 2014 growth in automotive (1 percent to 4 percent), packaging (2 percent to 3 percent), and building and construction (4 percent to 6 percent). Alcoa expects a steady commercial transportation market (-1 percent to 3 percent) and a decline in the industrial gas turbine market (-8 percent to -12 percent) on lower orders for new gas turbines and spare parts.

Alcoa continues to project 7 percent global aluminum demand growth in 2014.

Value-Add Portfolio Transformation

Alcoa continued to build out its value-add businesses in the first quarter by introducing innovative new products, investing in high-value expansions, and optimizing its rolling mill portfolio.

Within Engineered Products and Solutions (EPS), the Company’s downstream business, Alcoa introduced the world’s lightest heavy-duty truck wheel. The Ultra ONE™ is based on Alcoa’s newest and strongest aluminum wheel alloy, MagnaForce™. The 40-pound wheel weighs 47 percent less than comparable steel wheels, and can help save 1,400 pounds per rig for increased payload and better gas mileage. Over 150 fleets are specifying 67,000 Ultra ONE™ wheels since they were introduced.

In Hungary, Alcoa is investing $13 million in its wheel plant in Székesfehérvár to meet rising European demand for its Dura-Bright® surface-treated wheels. The expansion will enable Alcoa to produce twice as many Dura-Bright® surface-treated wheels in Europe by early 2015, compared with current production levels.

These portfolio enhancements support EPS’ three-year goal of generating $1.2 billion in incremental revenue growth by 2016, with $900 million coming from share gains and innovations.

Within Global Rolled Products (GRP), the Company’s midstream business, Alcoa announced a $40 million investment in its Itapissuma, Brazil rolling mill to increase production of specialty foils for aseptic and flexible packaging, the most highly differentiated type of container in packaging. To further improve the profitability of the rolling mill business, Alcoa will also close its two rolling mills in Australia by year-end. The mills serve the Australian and Asian can sheet markets, which have been impacted by excess capacity.

As demand for automotive sheet in North America ramps up, Alcoa commissioned the $300 million expansion at its Davenport, Iowa facility, and it is now fully operational. Progress continues on the automotive expansion at Alcoa, Tennessee, and the rolling mill at the Ma’aden-Alcoa joint venture is expected to produce the first auto coil in the fourth quarter of this year. Alcoa projects that the added capacity in Iowa and Tennessee alone will grow auto sheet revenues six fold from 2013 to over $1.3 billion in 2018.

These actions in the midstream will further optimize GRP’s mill portfolio and support its goal of generating $1.0 billion in incremental revenue growth by 2016, with $900 million through share gains and innovations.

Upstream Portfolio Transformation

In the upstream, Alcoa is taking aggressive action to lower the cost base of its commodity business and announced three smelting capacity reductions in the first quarter:

•	Curtail 147,000 metric tons of smelting capacity in Brazil at São Luís (Alumar) and Poços de Caldas by the end of May 2014;

•	Permanently close the 190,000 metric ton Point Henry aluminum smelter in Australia by August 2014; and

•	Permanently closed the two remaining potlines at the Massena East, New York smelter, totaling 84,000 metric tons of smelting capacity.

Once all announced curtailments and closures are executed, Alcoa will have reduced operating smelting capacity by 1.2 million metric tons, or 28 percent, since 2007.

Alcoa’s review of its Primary Metals operations is consistent with the Company’s goal of lowering its position on the world aluminum production cost curve to the 38th percentile by 2016.

Financial Performance

Alcoa achieved $250 million in year-over-year productivity gains against an $850 million annual target, driven by process improvements and procurement savings across all businesses. Alcoa managed growth capital expenditures of $92 million against a $500 million annual target and controlled sustaining capital expenditures of $117 million against a $750 million annual plan. Expenditures on the Saudi Arabia joint venture project were on track at $35 million invested against a $125 million annual plan.

Free cash flow for the quarter was negative $760 million, with cash used for operations of $551 million, driven by the normal build in working capital, semi-annual interest payments, and pension contributions. Alcoa ended the quarter with cash on hand of $665 million.

The Company achieved an average of 30 days working capital for the quarter, two days lower than first quarter 2013, equal to approximately $120 million cash and the 18th consecutive quarter of improvement in year-over-year average days working capital. Sequentially, average days working capital is two days higher due to normal inventory build in the first quarter.

In first quarter 2014, holders of $575 million principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into shares of Alcoa common stock. As a result, the Company reduced its debt from $8.3 billion in fourth quarter 2013 to $7.7 billion in first quarter 2014, with net debt of $7.1 billion. Alcoa’s debt-to-capital ratio stood at 35.0 percent, while net debt-to-capital ratio stood at 33.0 percent.

Segment Performance

Engineered Products and Solutions

ATOI was a first quarter record of $189 million, up $21 million, or 13 percent, sequentially and up $16 million, or 9 percent, year-over-year. Higher volumes in aerospace and commercial transportation combined with favorable productivity across all businesses drove the improvement sequentially and year-over-year. This segment reported a record first quarter adjusted EBITDA margin of 22.2 percent, compared to 20.9 percent in the same quarter last year.

Global Rolled Products

ATOI in the first quarter was $59 million, including a charge of $11 million related to the permanent shutdown of the Australia rolling operations. First quarter 2014 ATOI is up from $21 million in fourth quarter 2013, and down from $81 million in first quarter 2013. Sequentially, ATOI almost tripled on record auto sheet quarterly revenue, strengthening demand in industrial and commercial transportation products, favorable productivity and fixed cost absorption from higher mill utilization partially offset by pricing and volume pressures in packaging. Adjusted EBITDA per metric ton, excluding the impact of the shutdown of the Australia rolling operations, was $342.

Alumina

ATOI in the first quarter was $92 million, up $22 million sequentially, a 31 percent improvement, and up $34 million year-over-year, a 59 percent improvement. Positive Alumina Price Index/spot pricing, the sale of our Suriname gold mine interest, and continued productivity improvements drove the sequential increase, mostly offset by lower London Metal Exchange (LME) pricing, lower volume due to fewer days in the quarter, and increases in some input costs. Adjusted EBITDA per metric ton rose $3 from fourth quarter 2013 to $49, the highest since fourth quarter 2011, reflecting the impact of improving operations, cost focus, and Alumina Price Index and spot pricing.

Primary Metals

ATOI in the first quarter was negative $15 million, up from negative $35 million sequentially, and down from $39 million in first quarter 2013. Third-party realized price in the first quarter was $2,205 per metric ton, up 2 percent sequentially, but down 8 percent year-over-year. Sequential results were driven by higher regional premiums, value-add product mix improvements, and favorable energy prices, partially offset by negative LME impacts, higher alumina costs and taxes, as well as costs related to smelter closures at the Point Henry and Massena East smelters. Adjusted EBITDA per metric ton was $150, $63 per metric ton higher than fourth quarter 2013.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on April 8, 2014 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

A global leader in lightweight metals engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications, trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including calcined petroleum coke, caustic soda, and liquid pitch; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) adverse changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of cyber attacks and potential information technology or data security breaches; (o) union disputes, strikes or work stoppages, and (p) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2013	2013	2014
Sales	$5,833	$5,585	$5,454

Cost of goods sold (exclusive of expenses below)	4,847	4,708	4,495
Selling, general administrative, and other expenses	251	255	236
Research and development expenses	45	57	51
Provision for depreciation, depletion, and amortization	361	350	340
Impairment of goodwill	—	1,731	—
Restructuring and other charges	7	380	461
Interest expense	115	112	120
Other (income) expenses, net	(27)	(10)	25

Total costs and expenses	5,599	7,583	5,728

Income (loss) before income taxes	234	(1,998)	(274)
Provision (benefit) for income taxes	64	312	(77)

Net income (loss)	170	(2,310)	(197)

Less: Net income (loss) attributable to noncontrolling interests	21	29	(19)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$149	$(2,339)	$(178)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.14	$(2.19)	$(0.16)
Average number of shares*	1,068,814,403	1,070,195,520	1,100,772,355

Diluted:
Net income (loss)	$0.13	$(2.19)	$(0.16)
Average number of shares**	1,168,961,421	1,070,195,520	1,100,772,355

Common stock outstanding at the end of the period	1,069,377,561	1,071,011,162	1,171,099,719

Shipments of aluminum products (metric tons)	1,224,000	1,242,000	1,156,000

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the quarter ended March 31, 2014 includes 23 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the first quarter of 2014.
**	In the quarters ended March 31, 2014 and December 31, 2013, the respective diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the quarter ended March 31, 2013, the diluted average number of shares includes share equivalents of 89 million and 11 million related to the convertible notes and outstanding employee stock options and awards, respectively. In order to calculate the diluted earnings per share for the quarter ended March 31, 2013, after-tax interest expense of $8 related to the convertible notes needs to be added back to net income.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2013	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,437	$665
Receivables from customers, less allowances of $20 in 2013 and $21 in 2014	1,221	1,379
Other receivables	597	662
Inventories	2,705	3,067
Prepaid expenses and other current assets	1,009	992

Total current assets	6,969	6,765

Properties, plants, and equipment	36,866	37,405
Less: accumulated depreciation, depletion, and amortization	19,227	19,792

Properties, plants, and equipment, net	17,639	17,613

Goodwill	3,415	3,423
Investments	1,907	1,949
Deferred income taxes	3,184	3,209
Other noncurrent assets	2,628	2,646

Total assets	$35,742	$35,605

LIABILITIES
Current liabilities:
Short-term borrowings	$57	$53
Accounts payable, trade	2,960	2,853
Accrued compensation and retirement costs	1,013	879
Taxes, including income taxes	376	310
Other current liabilities	1,044	1,087
Long-term debt due within one year	655	85

Total current liabilities	6,105	5,267

Long-term debt, less amount due within one year	7,607	7,609
Accrued pension benefits	3,183	3,082
Accrued other postretirement benefits	2,354	2,333
Other noncurrent liabilities and deferred credits	2,971	2,940

Total liabilities	22,220	21,231

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,267
Additional capital	7,509	7,704
Retained earnings	9,272	9,061
Treasury stock, at cost	(3,762)	(3,395)
Accumulated other comprehensive loss	(3,659)	(3,301)

Total Alcoa shareholders’ equity	10,593	11,391

Noncontrolling interests	2,929	2,983

Total equity	13,522	14,374

Total liabilities and equity	$35,742	$35,605

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2013	2014
CASH FROM OPERATIONS
Net income (loss)	$170	$(197)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	361	340
Deferred income taxes	(13)	(18)
Equity income, net of dividends	13	35
Restructuring and other charges	7	461
Net gain from investing activities – asset sales	(5)	(27)
Stock-based compensation	23	25
Excess tax benefits from stock-based payment arrangements	—	(1)
Other	—	44
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(321)	(255)
(Increase) in inventories	(182)	(302)
Decrease in prepaid expenses and other current assets	25	13
Increase (decrease) in accounts payable, trade	180	(130)
(Decrease) in accrued expenses	(372)	(381)
Increase (decrease) in taxes, including income taxes	61	(120)
Pension contributions	(83)	(91)
(Increase) decrease in noncurrent assets	(26)	—
Increase in noncurrent liabilities	92	53

CASH USED FOR OPERATIONS	(70)	(551)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	—	(4)
Net change in commercial paper	104	—
Additions to debt (original maturities greater than three months)	625	621
Payments on debt (original maturities greater than three months)	(639)	(631)
Proceeds from exercise of employee stock options	—	71
Excess tax benefits from stock-based payment arrangements	—	1
Dividends paid to shareholders	(33)	(33)
Distributions to noncontrolling interests	(25)	(35)
Contributions from noncontrolling interests	15	20

CASH PROVIDED FROM FINANCING ACTIVITIES	47	10

INVESTING ACTIVITIES
Capital expenditures	(235)	(209)
Proceeds from the sale of assets and businesses	2	—
Additions to investments	(121)	(62)
Sales of investments	—	30
Net change in restricted cash	59	(7)
Other	10	8

CASH USED FOR INVESTING ACTIVITIES	(285)	(240)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2	9

Net change in cash and cash equivalents	(306)	(772)
Cash and cash equivalents at beginning of year	1,861	1,437

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,555	$665

In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the three months ended March 31, 2014 as it represents a noncash financing activity.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q13	2Q13	3Q13	4Q13	2013	1Q14
Alumina:
Alumina production (kmt)	3,994	4,161	4,214	4,249	16,618	4,172
Third-party alumina shipments (kmt)	2,457	2,328	2,603	2,578	9,966	2,649
Third-party sales	$826	$822	$846	$832	$3,326	$845
Intersegment sales	$595	$581	$513	$546	$2,235	$510
Equity income (loss)	$1	$(1)	$(2)	$(2)	$(4)	$(5)
Depreciation, depletion, and amortization	$109	$115	$100	$102	$426	$97
Income taxes	$14	$14	$17	$21	$66	$40
After-tax operating income (ATOI)	$58	$64	$67	$70	$259	$92

Primary Metals:
Aluminum production (kmt)	891	896	897	866	3,550	839
Third-party aluminum shipments (kmt)	705	693	686	717	2,801	617
Alcoa’s average realized price per metric ton of aluminum	$2,398	$2,237	$2,180	$2,157	$2,243	$2,205
Third-party sales	$1,758	$1,620	$1,600	$1,618	$6,596	$1,424
Intersegment sales	$727	$677	$691	$526	$2,621	$734
Equity loss	$(9)	$(7)	$(13)	$(22)	$(51)	$(28)
Depreciation, depletion, and amortization	$135	$132	$131	$128	$526	$124
Income taxes	$1	$(25)	$(16)	$(34)	$(74)	$(11)
ATOI	$39	$(32)	$8	$(35)	$(20)	$(15)

Global Rolled Products:
Third-party aluminum shipments (kmt)	450	502	499	454	1,905	467
Third-party sales	$1,779	$1,877	$1,805	$1,645	$7,106	$1,677
Intersegment sales	$51	$43	$47	$37	$178	$43
Equity loss	$(4)	$(2)	$(3)	$(4)	$(13)	$(5)
Depreciation, depletion, and amortization	$57	$55	$56	$58	$226	$58
Income taxes	$39	$32	$32	$5	$108	$34
ATOI	$81	$79	$71	$21	$252	$59

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	58	60	56	229	58
Third-party sales	$1,423	$1,468	$1,437	$1,405	$5,733	$1,443
Depreciation, depletion, and amortization	$40	$39	$40	$40	$159	$40
Income taxes	$84	$94	$91	$79	$348	$91
ATOI	$173	$193	$192	$168	$726	$189

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$351	$304	$338	$224	$1,217	$325
Unallocated amounts (net of tax):
Impact of LIFO	(2)	5	9	40	52	(7)
Interest expense	(75)	(76)	(70)	(73)	(294)	(78)
Noncontrolling interests	(21)	29	(20)	(29)	(41)	19
Corporate expense	(67)	(71)	(74)	(72)	(284)	(67)
Impairment of goodwill	—	—	—	(1,731)	(1,731)	—
Restructuring and other charges	(5)	(211)	(108)	(283)	(607)	(321)
Other	(32)	(99)	(51)	(415)	(597)	(49)

Consolidated net income (loss) attributable to Alcoa	$149	$(119)	$24	$(2,339)	$(2,285)	$(178)

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	March 31, 2013	December 31, 2013	March 31, 2014

Net income (loss) attributable to Alcoa	$149	$(2,339)	$(178)

Add:
Net income (loss) attributable to noncontrolling interests	21	29	(19)
Provision (benefit) for income taxes	64	312	(77)
Other (income) expenses, net	(27)	(10)	25
Interest expense	115	112	120
Restructuring and other charges	7	380	461
Impairment of goodwill	—	1,731	—
Provision for depreciation, depletion, and amortization	361	350	340

Adjusted EBITDA	$690	$565	$672

Sales	$5,833	$5,585	$5,454

Adjusted EBITDA Margin	11.8%	10.1%	12.3%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	March 31, 2013	December 31, 2013	March 31, 2014

Cash from operations	$(70)	$920	$(551)

Capital expenditures	(235)	(422)	(209)

Free cash flow	$(305)	$498	$(760)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS
	Quarter ended			Quarter ended
	March 31, 2013	December 31, 2013	March 31 2014	March 31, 2013	December 31, 2013	March 31 2014

Net income (loss) attributable to Alcoa	$149	$(2,339)	$(178)	$0.13	$(2.19)	$(0.16)

Restructuring and other charges	5	302	274

Discrete tax items*	(19)	364	(6)

Other special items**	(14)	1,713	8

Net income attributable to Alcoa – as adjusted	$121	$40	$98	0.11	0.04	0.09

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•	for the quarter ended March 31, 2014, a net benefit for a number of small items ($6);

•	for the quarter ended December 31, 2013, a charge for valuation allowances related to certain Spain and U.S. deferred tax assets ($372) and a net benefit for other miscellaneous items ($8); and

•	for the quarter ended March 31, 2013, a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that were applied in 2013 to Alcoa’s U.S. income tax return for calendar year 2012 ($19).

**	Other special items include the following:

•	for the quarter ended March 31, 2014, a tax benefit representing the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applied to restructuring and other charges ($72), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($56), the write-off of inventory related to the permanent closure of a smelter and two rolling mills in Australia and a smelter in the United States ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($13), a gain on the sale of a mining interest in Suriname ($11), and a loss on the writedown of an asset to fair value ($2);

•	for the quarter ended December 31, 2013, an impairment of goodwill ($1,719), an unfavorable impact related to a temporary shutdown of one of the two smelter potlines at the joint venture in Saudi Arabia due to a period of pot instability ($9), a net favorable change in certain mark-to-market energy derivative contracts ($7), an insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($5), and a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized during the nine months ended September 30, 2013 ($3); and

•	for the quarter ended March 31, 2013, a net favorable change in certain mark-to-market energy derivative contracts ($9) and a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($5).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	March 31, 2013	December 31, 2013	March 31, 2014

Receivables from customers, less allowances	$1,704	$1,383	$1,391
Add: Deferred purchase price receivable*	50	339	238

Receivables from customers, less allowances, as adjusted	1,754	1,722	1,629
Add: Inventories	2,961	2,783	2,974
Less: Accounts payable, trade	2,656	2,816	2,813

Working Capital**	$2,059	$1,689	$1,790

Sales	$5,833	$5,585	$5,454

Days Working Capital	32	28	30

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
**	Beginning January 1, 2014, management changed the manner in which Working Capital is measured by moving from an end of quarter Working Capital to an average quarter Working Capital. This change will now reflect the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

Net Debt-to-Capital	March 31, 2014
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital

Total Debt
Short-term borrowings	$53
Long-term debt due within one year	85
Long-term debt, less amount due within one year	7,609

Numerator	$7,747	$665	$7,082

Total Capital
Total debt	$7,747
Total equity	14,374

Denominator	$22,121	$665	$21,456

Ratio	35.0%		33.0%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

	Alumina			Primary Metals
	Quarter ended
Segment Measures Adjusted EBITDA	March 31, 2013	December 31, 2013	March 31, 2014	March 31, 2013	December 31, 2013	March 31, 2014

After-tax operating income (ATOI)	$58	$70	$92	$39	$(35)	$(15)

Add:
Depreciation, depletion, and amortization	109	102	97	135	128	124
Equity (income) loss	(1)	2	5	9	22	28
Income taxes	14	21	40	1	(34)	(11)
Other	(3)	(1)	(28)	(1)	(6)	—

Adjusted EBITDA	$177	$194	$206	$183	$75	$126

Production (thousand metric tons) (kmt)	3,994	4,249	4,172	891	866	839

Adjusted EBITDA / Production ($ per metric ton)	$44	$46	$49	$205	$87	$150

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

	Global Rolled Products			Engineered Products and Solutions
	Quarter ended
Segment Measures Adjusted EBITDA	March 31, 2013	December 31, 2013	March 31, 2014	March 31, 2013	December 31, 2013	March 31, 2014

After-tax operating income (ATOI)	$81	$21	$59	$173	$168	$189

Add:
Depreciation, depletion, and amortization	57	58	58	40	40	40
Equity loss	4	4	5	—	—	—
Income taxes	39	5	34	84	79	91
Other	(1)	1	(2)	—	(2)	—

Adjusted EBITDA*	$180	$89	$154	$297	$285	$320

Total shipments (thousand metric tons) (kmt)	468	481	489

Adjusted EBITDA / Total shipments ($ per metric ton)*	$385	$185	$315

Third-party sales				$1,423	$1,405	$1,443

Adjusted EBITDA Margin				20.9%	20.3%	22.2%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

*	In the quarter ended March 31, 2014, the Adjusted EBITDA of Global Rolled Products includes a $13 charge for the write-off of inventory related to the permanent closure of two rolling mills in Australia. Excluding this charge, Adjusted EBITDA was $167 and the resulting EBITDA per metric ton was $342 for the quarter ended March 31, 2014.